Exhibit 1

Media Statement 1 March 2017 Westpac to defend ASIC civil penalty proceedings in relation to responsible lending practices Westpac will defend Federal Court proceedings commenced by ASIC in relation to a number of home loans entered into between December 2011 and March 2015, including specific allegations made by ASIC regarding seven loans. The court action does not concern Westpac’s current lending policies or practices. For further Information David Lording 0419 683 411 Lucy Wilson 0428 777 704 Of the seven specific loan applications ASIC references in its proceedings, all loans are currently meeting or ahead in repayments. Westpac Group, Chief Executive, Consumer Bank, George Frazis said Westpac takes its responsible lending obligations seriously and has confidence in its lending standards and processes. Our objective is to help more Australian families into their homes in a responsible way. “It is not in the bank’s or customers’ interests to put people into loans that they cannot afford to repay. It goes hand in hand that we have robust credit approval processes while helping customers purchase their home. “Our credit policies are informed by our deep experience and understanding of the mortgage market. “They include a consideration of customers’ specific circumstances, including income and expenditure, previous repayments history and the overall customer relationship. We build into our processes a range of conservative inputs, including the addition of buffers to take into account possible future interest rate increases.” Mr Frazis said Westpac uses sophisticated systems as part of its rigorous credit approval process. This includes utilising benchmarks such as the Household Expenditure Measure (HEM), published by the Melbourne Institute for Social and Economic Research, which provides broad analysis of customer expenditure based on demographic criteria. “In our experience this survey is a useful input into our loan assessment process, in combination with our understanding of customers’ circumstances.” Westpac disputes ASIC’s claims that Westpac relied solely on the HEM benchmark and did not have regard to a customer’s declared expenses in its unsuitability assessment.

“The Australian residential market is dynamic and we are constantly reviewing and refining our credit policies.” “Importantly, interest-only mortgages were assessed in the same way as a standard principal and interest loan, and did not increase how much a customer could borrow. “We are committed to meeting our responsible lending obligations and servicing the needs of customers, including prompt credit approval, which enables our customers to responsibly purchase their home with confidence,” Mr Frazis said.